Exhibit 99.1

Press Release

ZHONE COMPLETES ACQUISITION OF SORRENTO

OAKLAND, CA (July 1, 2004) - Zhone Technologies, Inc., the first company dedicated to building total-delivery solutions for voice, data and video content services worldwide, announced today that it completed the acquisition of Sorrento Networks Corporation.

As a result of the merger, Sorrento stockholders will receive 0.90 of a share of Zhone common stock for each outstanding share of Sorrento common stock. Zhone’s shares will continue to trade on the NASDAQ Stock Market under the symbol ZHNE. Sorrento’s shares will no longer be traded under the symbol FIBR.

“This transaction allows the combined company to address a broader portfolio of service providers,” said Mory Ejabat, Chairman and Chief Executive Officer of Zhone. “Customers of both companies will realize the benefits of the combined solution set.”

The combined company will have a customer base that includes some of the world’s largest network service providers representing more than 300 existing carrier and cable operators on six continents. The combined company will deliver a broad array of products for access and metro-optical network applications, with employees operating in 15 countries around the globe. The combined company will also bring the current customers of Zhone and Sorrento advanced new access and transport offerings which provide a bridge between existing copper-based loops and fiber optics.

About Zhone Technologies, Inc.

Zhone Technologies, Inc. (Nasdaq: ZHNE) is the first company dedicated solely to delivering the full spectrum of next-generation wireline infrastructure equipment. The company was founded by the senior management team that grew telecommunications pioneer Ascend Communications, Inc., from its startup roots to the multi-billion-dollar company acquired by Lucent Technologies (NYSE: LU). Zhone’s Single-Line Multi-Service architecture (SLMS™) allows carriers to concurrently deliver voice, new premium data and video services over copper or fiber access lines. Zhone provides carriers with an elegant migration from legacy circuit-based technology to packet based networks while substantially reducing operating costs. With deployments at over 300 carriers including among some of the world’s largest networks, Zhone has enabled carriers to reinvent their businesses. For more information, please visit http://www.zhone.com

Forward-Looking Statements

This press release contains forward-looking statements made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including forward-looking statements regarding the amount and timing of synergies that may be achieved in connection with the acquisition, the strength of the combined company’s balance sheet following the acquisition, the degree to which the combined company will alter the competitive landscape in its industry, prevailing market conditions and the combined company’s ability to successfully fulfill its customers’ needs. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include the possibility that the intended benefits of the acquisition may not be fully realized, the failure of the combined company to retain key employees, the failure of the combined company to manage the cost of integrating the businesses and assets of Zhone and Sorrento, general economic conditions, the pace of spending and timing of economic recovery in the telecommunications industry and in particular the optical networks industry, the combined company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, and higher than anticipated expenses the combined company may incur in future quarters. In addition, please refer to the risk factors contained in Zhone’s SEC filings, including, without limitation, Zhone’s Annual Report on Form 10-K filed with the SEC on February 26, 2004. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Zhone undertakes no obligation to update publicly or revise any forward-looking statements.

Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or product names are all subject to change without notice. Copyright 2004 Zhone Technologies, Inc. All rights reserved.

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For more information, please visit www.zhone.com or contact:

Zhone Technologies, Inc.

Investors	Media
Mariann Lackey	Jessica Mullens
Tel: +1 510-777-7013	Tel : +1 510-777-7020
Fax: +1 510-777-7001	Fax : +1 510-777-7001
Email: investor-relations@zhone.com	Email: jmullens@zhone.com